UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 5, 2014

WORLD FUEL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

         World Fuel Services Corporation (“World Fuel”) announced today that on December 5, 2014, its wholly-owned subsidiary, Petroleum Transport Solutions, LLC (“PTS”), sold its 50% interest in three joint ventures, Dakota Petroleum Transport Solutions, LLC, DPTS Marketing, LLC and DPTS Sand, LLC, to certain subsidiaries of Dakota Plains Holdings, Inc. (“DAKP”), its partner in such joint ventures.   The base sales price for the disposition was $43 million in cash.  In addition to the base sales price, DAKP will pay PTS future contingent payments equal to $0.225 per barrel for crude oil received at the Pioneer Terminal, up to a maximum of 80,000 barrels per day through December 2026.

In connection with the sale transaction, World Fuel also agreed to indemnify DAKP and certain of its affiliates, including the joint ventures, for third party claims arising from the July 2013 train derailment in Lac-Mégantic, Quebec (the “Derailment”).  We believe this indemnification undertaking will not materially increase our potential liability associated with the Derailment.  Under the agreement, DAKP will allow World Fuel to control the defense of DAKP and the joint ventures for claims associated with the Derailment.  In addition, DAKP assigned to World Fuel all recoveries from third parties and under applicable insurance policies held by DAKP and the joint ventures for claims arising out of the Derailment. DAKP has also agreed to indemnify us for certain costs and expenses arising out of the Derailment up to $10 million.

Information Relating to Forward-Looking Statements

         This Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations about the impact of our indemnification undertaking on our potential liability.  These forward-looking statements are subject to various risks and uncertainties including our cautionary statements and risk factor disclosures contained in World Fuel’s Securities and Exchange Commission (“SEC”) filings, including its Annual Report on Form 10-K filed with the SEC on February 14, 2014 and the press release filed with this Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(c)	Exhibits

	Exhibit No.	Description

	99.1	Press Release, dated December 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	December 8, 2014	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake
Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release, dated December 8, 2014.